Exhibit 10.12

CONFIDENTIAL RETIREMENT AGREEMENT AND GENERAL RELEASE OF CLAIMS
November 29, 2017
Diane M. Bryant
Dear Diane:
As a Group President and former head of Intel’s Data Center Group, you have played a critical leadership and transformation role at Intel. We are grateful for your leadership and the dedication that you have demonstrated over the past 32 years with Intel, and are saddened to learn of your desire to retire.
This agreement (“Agreement”) sets forth our discussions and agreements concerning your retirement from Intel Corporation (“Intel” or the “Company”). In return for your promises in this Agreement, Intel agrees to provide you the benefits as described below.
1.Retirement Date. You hereby resign from employment with Intel and from all positions, offices and directorships with Intel and any of its subsidiaries or affiliates, effective as of December 1, 2017 (the “Retirement Date”).

2.Payments Upon Retirement. On the Retirement Date, Intel will pay you all accrued salary plus any accrued but unused vacation and sabbatical earned through the Retirement Date, subject to payroll deductions and applicable tax withholdings.

3.Separation Benefits. In consideration of the covenants set forth in paragraph 9 and the release of claims set forth in paragraphs 13 and 14, and provided that you do not revoke this Agreement during the Revocation Period (as defined below), Intel agrees to provide you with: (i) a special separation payment in the gross amount of Four Million, Five Hundred Thousand Dollars ($4,500,000.00), less applicable tax withholdings (the “Separation Payment”); and (ii) payment in full of your 2017 Annual Performance (“APB”) and Quarterly Performance (“QPB”) bonuses based on actual Company performance and without any proration due to your retirement prior to December 31. The Separation Payment will be paid within two payroll periods following the expiration of the Revocation Period, and your APB and QPB bonuses will be paid in accordance with the terms of the underlying plans; provided that in no event will any such payments be made later than March 15, 2018.

4.Health Coverage. Your group health coverage will terminate on the last day of the month in which your employment ends. At that time, you will be eligible to continue group health insurance benefits at your own expense under the terms and conditions of the applicable benefit plan and either federal COBRA law or, if applicable, state insurance laws.

5.Retirement Benefits. Upon your retirement from Intel, you will be eligible for retirement benefits under the terms of Intel’s standard benefit plans regardless of whether you sign and do not revoke this Agreement. Additionally, under Intel’s Rule of 75 retirement benefit, you will be eligible for accelerated vesting of certain equity awards granted by Intel, subject to the terms and conditions of the 2006 Intel Corporation Equity Incentive Plan and the specific Grant Agreement delivered with your Notice of Grant. In the event of any discrepancy between this Agreement and official plan and award documents, the official documents will prevail. Finally, the parties acknowledge that under Intel’s Rule of 75 retirement benefit, you would likewise be eligible for a pro rata payout of your 2017 APB and QPB bonuses based on the date you retire from the Company regardless of whether you sign and do not revoke this Agreement.

6.Expense Reimbursement. You agree that, within thirty (30) days after the Retirement Date, you will submit your final expense reimbursement statement and required documentation reflecting all business expenses you incurred through the Retirement Date, if any, for which you seek reimbursement. Intel will reimburse you for expenses pursuant to its standard business practice.

7.Other Compensation or Benefits. You acknowledge that, except as expressly provided in this Agreement, you will not receive any additional compensation, equity, separation pay or other benefits after the Retirement Date, except for any benefit that has vested or will vest under the express terms of a written Company benefit, bonus, equity, or retirement plan.

8.Indemnification. This Agreement does not alter or change any indemnification rights you have from Intel.

9.Non-Solicitation; Non-Disparagement; Confidentiality. You acknowledge that during the course of your employment at Intel, you have had held senior positions and have received and been privy to Intel’s confidential information and trade secrets. You further acknowledge that Intel has a legitimate interest in ensuring that such confidential information and trade secrets remain confidential and are not disclosed to third parties. Thus, to avoid the actual or threatened misappropriation of such confidential information and trade secrets, and in light of the substantial benefits and payments referenced in paragraph

3, you hereby agree to the covenants protective of Intel set forth below; for purposes of this paragraph 9, “Intel” means Intel Corporation together with its subsidiaries.

a.
Non-Solicitation. You agree that for a period of twelve (12) months after the Retirement Date, you will not, directly or indirectly, solicit, induce or attempt to solicit or induce any Restricted Person to leave employment with Intel, violate the terms of any employment agreement or similar arrangement with Intel or otherwise interfere in any way with the relationship between the Restricted Person and Intel. You further agree that you will not use or disclose Confidential Information (as defined below) at any time to aid any third party to target, identify, and/or solicit Restricted Persons to leave employment or engagement by Intel. For purposes of this Agreement, “Restricted Person” means any person employed or otherwise engaged as a service provider by Intel as of the Retirement Date and with whom you had business contact or about whom you had access to Confidential Information during the two-year period prior to the Retirement Date.

b.
Non-Disparagement. You promise not to make any statements or remarks, verbally or in writing, that negatively affect the reputation of Intel or its officers, directors, and employees, whether current or former, in any manner to its or their detriment. However, you may respond accurately and fully to any question or request for information when required to do so by law.

c.
Confidentiality/Trade Secrets. You acknowledge you have acquired knowledge of or had access to Confidential Information or other proprietary information of Intel, its customers and/or third parties during the course of your employment at Intel. For purposes of this Agreement, “Confidential Information” includes, without limitation: technical information (e.g., roadmaps, schematics, source code, specifications), business information (e.g., product information, marketing strategies, markets, sales, customers, customer lists or phone books), personnel information (e.g., organizational charts, employee lists, skill sets, employee health information, names, phone numbers, email addresses, personnel files, employee compensation (except where the disclosure of such personnel information is permissible under local labor law such as the right of employees to discuss compensation and working conditions under the US National Labor Relations Act), and other non-public Intel data and information of a similar nature. You acknowledge your ongoing obligation to protect such information, during and after your employment with Intel. Notwithstanding any provision to the contrary in your original Intel Employment Agreement, you agree that your obligations of non-disclosure with respect to the Confidential Information survive termination of your employment with Intel and continue indefinitely thereafter (until such information becomes lawfully and publicly known outside Intel, or an Intel officer expressly authorizes such disclosure or use in advance and in writing). You agree to execute the Trade Secret Acknowledgment Form and to participate in an exit interview with Intel's General Counsel or his designee.

Notwithstanding the above, under the federal Defend Trade Secrets Act of 2016, you shall not be held criminally or civilly liable under federal or state trade secret law for the disclosure of a trade secret that: (a) is made in confidence to an attorney or to a federal, state, or local government official, either directly or indirectly, and is solely for the purpose of reporting or investigating a suspected violation of law; (b) is made to your attorney in relation to a lawsuit for retaliation against you for reporting a suspected violation of law; or (c) is made in a complaint or other document filed in a lawsuit or other proceeding filed by you, if such document is filed under seal and pursuant to court order.

d.
Understanding of Covenants; Consideration. You hereby represent that you (i) are familiar with the foregoing non-solicitation, non-disparagement, and confidentiality covenants (ii) are fully aware of your obligations hereunder, (iii) agree to the reasonableness of the length of time and scope of the foregoing covenants, and (iv) agree that such covenants are necessary to protect Intel’s confidential and proprietary information, good will, stable workforce, and customer relations.

e.
Remedy for Breach. You hereby agree that if you breach any provision of this paragraph 9, the damage to Intel may be substantial and money damages will not afford Intel an adequate remedy, and (ii) if you are in breach of any provision of this paragraph 9, or threatens such a breach (by initiating a course of action that would reasonably be expected to lead to a breach), Intel shall be entitled, in addition to all other rights and remedies as may be provided by law, to seek specific performance and injunctive and other equitable relief, without bond or other security, to prevent or restrain a breach of any provision of this paragraph 9.

10.Return of Company Property. Within five (5) business days following the Retirement Date, you agree that you will return to Intel (or with respect to electronically stored information, to destroy or delete) any and all Intel property (files, documents, laptop(s), tablet(s), smart phone(s), keys, credit cards etc.) and any and all Intel confidential information and property in your possession or electronically stored by you. You further agree that you will not delete or destroy any information that you are obligated to preserve pursuant to any preservation request that you have received from Intel’s counsel or court order about which you have previously been made aware.

11.Communications Plan. You and Intel will confer in good faith on a plan regarding the content of the announcement of your plans to retire from Intel.

12.Code Section 409A. You and Intel intend that any amounts payable under this Agreement shall either be exempt from or comply with Code Section 409A of the Internal Revenue Code so as not to subject you to payment of additional tax, penalty or interest imposed under that section and all regulations, guidance and other interpretive authority issued thereunder.

13.General Release of Claims. In exchange for the benefits and payments referenced in paragraph 3, you release Intel (including its subsidiaries, affiliates, successors, and all of its and their past and present directors, officers, and employees) (collectively “Releasees”) from all claims of any kind, known or unknown, which arose on or before the day you signed this Agreement, except claims that cannot lawfully be waived. For example, you waive all contract, tort, or other common claims you might have, claims for attorneys’ fees and other litigation costs, claims under Title VII of the Civil Rights Act, the Equal Pay Act, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Family and Medical Leave Act, the Uniformed Services Employment and Reemployment Rights Act, the Worker Adjustment and Retraining Notification Act, the Employee Retirement Income Security Act, the National Labor Relations Act, the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the California Fair Employment and Housing Act, the California Family Rights Act, the California Labor Code, the Unruh Civil Rights Act, the California Equal Pay Law, the California Pregnancy Disability Leave Law, the California Military & Veterans Code, California Industrial Commission Wage Orders, the California Constitution, the California Business and Professions Code, all of their amendments, and claims under other federal, state and local laws. This Agreement includes a release of claims of discrimination or retaliation on the basis of workers’ compensation status, but does not include workers’ compensation claims. You also give up all rights to participate in a class, collective or representative action under any federal, state, or local law in connection with claims released under this Agreement.

14.Release of Unknown Claims. You are intentionally releasing claims against Releasees of which you may be unaware. You acknowledge that you have read and understand Section 1542 of the California Civil Code, which states: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.” You give up all rights and benefits under that section. You agree that this Release of Unknown Claims is fairly and knowingly made.

15.Additional Release Exclusions/Employee Protections. This Agreement does not affect your rights to receive vested retirement and pension plan benefits, medical plan benefits, or unemployment compensation benefits. Neither the release provisions above nor anything else in this Agreement affects: (i) claims that arise after the day on which you sign this Agreement, such as claims for breach of this Agreement; or (ii) rights which as a matter of law cannot be released by private agreement, including your rights to file a charge with any federal, state or local government agency, such as the U.S. Equal Employment Opportunity Commission, or to communicate with, provide information to, or participate in an investigation conducted by such an agency. However, you are hereby waiving all rights to recover money or other individual relief from any Releasee should any agency or individual pursue a claim on your behalf. You may nonetheless accept money from the U.S. Securities and Exchange Commission as a reward for providing information to that agency.

16.Additional Employee Acknowledgements. You further acknowledge that: (i) it is Intel policy to encourage reporting within Intel possible violations of any law by or on behalf of Intel, (ii) no one interfered with your reporting of any such violations, and (iii) nothing in this Agreement shall prevent you from lawfully communicating to government authorities possible violations of federal, state or local law or other information that is protected under the whistleblower provisions of federal, state or local law.

17.Cooperation Regarding Other Claims. If any claim is asserted by or against Intel as to which you have relevant knowledge, you agree to reasonably cooperate with Intel in pursuing or defending that claim, including by providing truthful information and testimony as reasonably requested by Intel. You further agree to cooperate and provide information to Intel in connection with any internal investigation as to which you have relevant knowledge.

18.Right to Consult Legal Counsel. You have been advised in writing by this Agreement to consult with an attorney before signing it, and have had an adequate opportunity to do so.

19.Time To Consider and Revoke/Effective Date. You have at least twenty-one (21) days from the date you received this Agreement to consider it before signing (although you may choose to sign the Agreement earlier). You then have seven (7) days after signing this Agreement to revoke it (“Revocation Period”). This Agreement will not be effective until you have signed it and returned it to Leslie Culbertson, and the Revocation Period has expired.

20.Expiration of Agreement. This Agreement shall expire if it is not signed by you and returned to Leslie Culbertson by the 21st day after you have received this Agreement.

21.Governing Law. This Agreement is entered into under California law, and shall be governed by California law.

22.    Miscellaneous. This Agreement constitutes the complete, final and exclusive agreement between the parties regarding all subjects referenced herein. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other promises or representations. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. This Agreement may only be changed in a writing signed by both you and a duly authorized Intel representative. This Agreement will bind both parties’ heirs, personal representatives, successors and assigns, and will inure to the benefit of both parties plus their heirs, successors and assigns. If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid or unenforceable, that determination will not affect any other provision and the provision in question will be modified by the court so as to be made enforceable. This Agreement is not an admission of fault or liability by either you or Intel.
Diane M. Bryant                    Date

/s/ Diane M. Bryant                December 1, 2017

INTEL CORPORATION                Date

BY    /s/ Brian M. Krzanich            November 29, 2017
Brian M. Krzanich
Chief Executive Officer